Exhibit 99.1

Letter to Shareholders regarding the Company’s Deregistration Filing

April 30, 2012

Dear Shareholder,

On April 5, 2012, President Obama signed into law the Jumpstart Our Business Startups Act (the “JOBS Act”) that includes provisions that raise the 500-shareholder threshold for Securities and Exchange Commission (SEC) registration to 2,000 for banks and bank holding companies, and also increase the deregistration threshold from 300 to 1,200 shareholders for banks and bank holding companies. Highlands Bankshares Inc., with 825 shareholders of record, qualifies for deregistration, along with approximately 500 community banks throughout the nation.

During the April 10, 2012 Board of Directors' meeting, the Board unanimously voted to deregister from the SEC. This action will allow our Company to eliminate the burden and costs of being an SEC registrant. Cost savings are estimated to be between $75,000 and $100,000 annually, from reduced filing and report formatting fees plus reduced audit and legal expenses. We expect our SEC filing requirements to end after the 90-day period set forth in the statute, ending July 23, 2012. This action will eliminate the postings available for review on the SEC website in the “edgar” and “XBRL” format. You as a valued shareholder will receive streamlined annual year-end reports, proxy statements, and periodic communications in the form of press releases. The press releases will give you updated financial results on a quarterly basis.

Both your Board of Directors and management expect a smooth and uneventful transition. We remain committed to “Taking Banking to a Higher Plateau” and appreciate your continued support of your community banks of Highlands Bankshares, Inc.

  Sincerely,

/s/ John G. Van Meter	/s/ C.E. “Butch” Porter	/s/ Jeffrey B. Reedy
Chairman of the Board	President and CEO	Chief Financial Officer
Highlands Bankshares, Inc.	Highlands Bankshares, Inc.	Highlands Bankshares, Inc.